UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 5, 2012

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive, Suite 100, Sandy, Utah  84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 451-6141

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In a Form 8-K filed February 29, 2012 SecureAlert, Inc. (the “Company”) announced its ongoing internal investigation of certain transactions during fiscal years 2007 and 2008 and its initial meeting with the Securities and Exchange Commission (the “SEC”) regarding those matters.

Since the initial meeting with the SEC, the Company has gathered information through an independent investigation.  On March 28, 2012 the Company met with the SEC to report the initial findings from its investigation.  The Company has concluded that during fiscal year 2007 and 2008, the Company sold $2,000,000 of devices to a third-party entity wherein the payment for the devices was guaranteed by former officers of the Company and was financed through entities controlled by former officers of the Company.  At the time it was not disclosed to the Company that the purchase was being guaranteed or financed by related parties.  If all relevant facts were known to the Company at the time of sale, this revenue would not have been recognized.  Because the former officers were also significant shareholders of the Company, the cash received would have been accounted for as an increase in Additional Paid-In Capital of $2,000,000.  Based on the last public filings of the Company’s financials, this adjustment would result in Additional Paid-In Capital totaling $247,424,146 and Accumulated Deficit totaling $232,674,340.  These adjustments are immaterial but will be reflected in the Form 10-Q to be filed on or before May 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SecureAlert, Inc.

	By:	/s/ John L. Hastings
Dated: April 6, 2012		John L. Hastings, III, CFO